Exhibit 10.1
SEPARATION AGREEMENT AND GENERAL RELEASE
This Separation Agreement and General Release (“Agreement” or “Release”) is entered into and effective as of the 6th day of January, 2023, by and between Barry A. Ruffalo (“Executive”) and Astec Industries, Inc., a Tennessee corporation (the “Company”) (each individually referred to hereinafter as a “Party”, and collectively as the “Parties”).
WHEREAS, conditioned upon Executive’s execution of a general release of claims, Executive is entitled to certain severance payments and benefits as set forth in Section 5.2 of the Severance Agreement entered into between the Parties as of December 31, 2021 (the “Severance Agreement”);
WHEREAS, Executive’s employment with the Company shall terminate without Cause on January 6, 2023 (the “Separation Date”) and Executive and the Company desire to enter into this Agreement with respect to their respective rights and obligations in connection with such separation from employment; and
WHEREAS, the Company and Executive do not anticipate that there will be any disputes between them or legal claims arising out of Executive’s separation of employment with the Company, but nevertheless, desire to ensure a completely amicable parting and to release fully and finally any and all claims or potential claims that might arise out of Executive’s employment.
NOW, THEREFORE, it is hereby agreed that:
1.    Termination of Employment. Executive agrees that his employment with the Company will terminate effective as of the close of business on the Separation Date (the “Separation”). Executive agrees to execute promptly upon request by the Company any additional documents requested by the Company to effectuate or further evidence the provisions of this Section 1.
2.    Resignation. As of the Separation Date, Executive hereby voluntarily resigns his position as (i) Chief Executive Officer and President of the Company, (ii) a member of the Board of Directors of the Company (the “Board”), (iii) an officer, director, manager and/or similar position of any of the Company’s subsidiaries or affiliates, and (iv) a fiduciary of any employee benefit plan of the Company or any of its subsidiaries or affiliates. Executive agrees to execute promptly upon request by the Company any additional documents requested by the Company to effectuate or further evidence the provisions of this Section 2.
3.    Accrued Benefits. Executive will be entitled to receive the following amounts: (i) all payments and benefits set forth in Section 5.1 of the Severance Agreement; and (ii) any unreimbursed business expenses incurred by Executive on behalf of the Company in accordance with the policies and procedures of the Company, in each case subject to normal withholdings and deductions. In addition, to the extent that any cash incentive compensation amount is payable to the Executive for performance in 2022 based on the metrics adopted by the Company in connection therewith, as ultimately determined by the Compensation Committee of the Company in its discretion, Executive will be entitled to receive any such payment at the time such payment would otherwise be payable in the ordinary course, subject to normal withholding and deductions.
4.    Additional Severance Compensation. In exchange for the execution of this Agreement and continued compliance with the Continuing Obligations (as defined in Section 13 herein), Executive will be entitled to the severance payments and benefits set forth below in conformance with Sections 5.2(a)(i)-(v) of the Severance Agreement (the “Release Consideration”):

(a)    Lump Sum Cash Payment: A lump sum cash payment in an amount equal to the sum of (i) Executive’s 2022 Target Annual Incentive pro-rated based on the number of days Executive was in active service during fiscal year 2023, (ii) the product of two (2) times the sum of (A) Executive’s Annual Base Salary plus (B) Executive’s 2022 Target Annual Incentive and (iii) the cash value of twenty-four (24) months of the monthly costs of group medical, dental, vision and/or prescription drug plan benefits sponsored by the Company and maintained by the Executive as of the Separation Date payable on the sixtieth (60th) day following the Separation Date paid in accordance with the normal payroll practices of the Company.
(b)    Equity Matters: Executive’s outstanding equity and equity-based awards shall be treated in the manner set forth in Section 5.2(a)(v) of the Severance Agreement as further detailed on Schedule 1 attached hereto.
(c)    SERP: Pursuant to the terms of the Company’s Supplemental Executive Retirement Plan (the “SERP”), 100% of Executive’s SERP Account shall vest as of the Separation Date; provided that such amount shall be distributed to the Executive in accordance with the applicable terms and conditions of the SERP.
(d)    Outplacement Services: Up to $10,000 in reasonable and customary outplacement services provided by an outplacement services company selected by the Executive, with such fees paid directly to the outplacement services company by the Company as the relevant fees are incurred over the twenty-four (24) month period following the Separation Date.
5.    Adequate Consideration. Executive expressly understands and acknowledges that (i) the payments and benefits set forth in Section 4 are in addition to any compensation Executive has earned from the Company, and (ii) Executive would not be entitled to the Release Consideration absent Executive’s execution and delivery (and non-revocation) of this Agreement.
6.    No Other Payments or Benefits. All other benefits not described in this Agreement shall cease as of the Separation Date; provided that nothing in this Agreement shall be interpreted in a manner which would require Executive to forfeit benefits that were vested as of the Separation Date. Executive acknowledges and agrees that, other than the payments and benefits expressly set forth in this Agreement, Executive has received all compensation and amounts to which he is entitled from the Company, and Executive is not entitled to any other payments or benefits from the Company.
7.    No Admission of Wrongdoing or Liability. This Agreement is not intended, and will not be construed, as an admission that Company, its subsidiaries or affiliates, or their respective past and present directors and officers, have violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever.
8.    Company Property. All records, files, lists, including computer generated lists, data, drawings, documents, equipment and similar items relating to the Company’s business that Executive generated or received from the Company remains the Company’s sole and exclusive property. Promptly after the Separation Date, Executive shall return to the Company all property of the Company in his possession. Executive further represents that he has not copied or caused to be copied, printed out, or caused to be printed out any documents or other material originating with or belonging to the Company, except in the good faith performance of his job duties for the Company. Executive additionally represents that he will not retain in his possession any such documents or other materials.

9.    Release.
(a)    Executive waives any and all claims and hereby releases and forever discharges the Company and each and all of its current and former affiliated business entities, parent or sister corporations, subsidiaries, predecessors, successors, affiliates, assigns, partners, insurers, guarantors, shareholders, board members, and each and all of their officers, directors, representatives, employees, agents, attorneys and other representatives (the “Company Released Parties”) from any and all claims and causes-of-action, charges, complaints, liabilities, obligations, promises, agreements, damages, actions, suits, rights, demands, losses, debts, costs and expenses of any nature whatsoever, whether known or unknown, suspected or unsuspected, disclosed or undisclosed, contingent or absolute, matured or unmatured, whether brought individually, as a member or representative of a class, or derivatively on behalf of the Company or shareholders of the Company, arising prior to the date on which this Release is executed as reflected on the signature page hereof (the “Release Execution Date”), which Executive ever had, now has or may hereafter have against the Company Released Parties with respect to or connected with his employment with the Company or the termination thereof or Executive’s service as an officer or director of the Company or its affiliates or the termination of such service, including, but not limited to, any and all matters related in any way to Executive’s resignation or separation from the Company, Executive’s ownership of Company stock, and any claims or causes-of-action under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Americans With Disabilities Act of 1990, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Civil Rights Act of 1991, the Family Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, and any other federal, state or local anti-discrimination or anti-retaliation laws, and any other statutory, contractual, or tort, or equitable claims related in any manner to Executive’s employment, resignation from employment with the Company or his status as a shareholder of the Company with respect to occurrences arising on or prior to the Separation Date (collectively the “Released Claims”). This Release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims unless otherwise expressly provided herein. Subject to Section 9(b) below, Executive agrees to waive the right to receive future monetary recovery directly from the Company, including Company payments that result from any complaints or charges that Executive files with any governmental agency or that are filed on Executive’s behalf (including but not limited to reinstatement to employment).
(b)    This Release does not waive the following rights or claims: (i) claims with respect to occurrences arising after the Release Execution Date; (ii) any rights or claims, whether specified above or not, that cannot be waived under applicable legal requirements; (iii) any rights Executive has to indemnification from the Company pursuant to the Company’s charter, bylaws or applicable law, in each case, as currently in effect, and as may be in effect from time to time; (iv) any rights Executive has to coverage under any director and officer liability insurance policy of the Company; or (v) any claims that Executive may have as a stockholder of the Company with respect to occurrences arising after the Release Execution Date. If it is determined that any Released Claim cannot be waived under applicable legal requirements, Executive expressly agrees that this Release will nevertheless remain valid and fully enforceable as to the remaining Released Claims. In addition to the foregoing and notwithstanding anything herein to the contrary, Executive understands that nothing contained in this Agreement limits Executive’s ability to file a charge or complaint for possible violations of law or regulation to any federal, state or local governmental agency or entity, including, but not limited to, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Executive further understands this Release does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Release does not limit Executive’s right to receive an award from any Government Agency for information provided to any Government Agencies.
(c)    By signing this Release, Executive understands that he voluntarily and knowingly waives any and all of his rights or claims under the federal Age Discrimination in Employment Act of 1967 (ADEA), as amended, that may have existed prior to the date he signs this Release. However, Executive is not waiving any future rights or claims under the ADEA or Title VII of the Civil Rights Act for actions arising after the date he signs this Release. Executive further acknowledges that he is not waiving his right to challenge the effectiveness of this Release with respect to his claims under the ADEA.
(d)    Executive understands that he is releasing Released Claims that he may not know about, and that is his knowing and voluntary intent. Executive expressly waives all rights that he might have under any law that is intended to prevent unknown claims from being released. Executive understands the significance of doing so.
(e)    Executive represents and warrants that he has not previously assigned or transferred, or purported to assign or transfer, to any person or entity, any of the Released Claims released by this Release and Executive agrees to indemnify and hold harmless the Company Released Parties from any clam, demand, debt, obligation, liability, cost, expense, right of action or cause of action based on, arising out of or in assignment.
10.    Governing Law. This Agreement is to be governed by the laws of the State of Tennessee, without regard to conflict of laws provisions.
11.    Binding Effect. This Agreement shall be binding upon and inure to the benefit of Executive and the Company, and their officers, directors, executives, agents, legal counsel, heirs, successors and assigns.
12.    Warranties/Representations. Executive hereby warrants and represents that:
(a)    He has carefully read and fully understands the comprehensive terms and conditions of this Agreement;
(b)    He is executing this Agreement knowingly and voluntarily, without any duress, coercion or undue influence by the Company, its representatives, or any other person, and with full knowledge of its significance and consequences and of the rights relinquished, surrendered, released and discharged hereunder;
(c)    He has been informed of his right to consult with legal counsel of his own choice before executing this Agreement;
(d)    He has pending no claim, complaint, grievance or any document with any federal or state agency or any court seeking money damages or relief against the Company;
(e)    The Release Consideration recited herein constitutes good and valuable consideration for his execution of this Agreement;
(f)    He is not actually aware of any matters (except as fully disclosed to the Board in writing) that would reasonably be expected to give rise to, evidence or support any claim of illegal or improper conduct, regulatory violation, unlawful discrimination, retaliation or other cause of action against Company, any of its subsidiaries or affiliates or any former or current executives or employees or representatives of the foregoing;
(g)    He has been offered a period of twenty-one (21) calendar days to consider this Release and if he signs this Release prior to the expiration of the twenty-one (21) day period, he does so voluntarily with the understanding that he is waiving the remainder of the consideration period; and
(h)    He may revoke the release contemplated by Section 9 during the period of seven (7) calendar days following the Release Execution Date (“Revocation Period”). Any revocation within this period must be submitted, in writing, to William D. Gehl, Chairman of the Board of Directors, and state, “I hereby revoke my agreement to enter into the Release.” The revocation must be delivered to William D. Gehl within seven (7) calendar days of the Release Execution Date. If Executive revokes the release contemplated by Section 9, then this Agreement (except for Sections 1, 2 and 8 herein) shall terminate and be of no further force and effect. If Executive does not revoke the release contemplated by Section 9 prior to the eighth (8) day after the Release Execution Date, Executive agrees that the release contemplated by Section 9 shall become enforceable on the eighth (8) day after the Release Execution Date (the “Release Effective Date”).
13.    Entire Agreement; Severability of Terms; Continuing Obligations. This Agreement contains the entire understanding of the Parties as to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions with respect to the subject matter hereof; provided that Executive expressly acknowledges that nothing in this Agreement shall modify or limit, in any way, Executive’s continuing obligations to the Company pursuant to Section 6 of the Severance Agreement, including non-competition, non-solicitation, non-disclosure, non-disparagement, cooperation, and other such obligations (the “Continuing Obligations”). In executing this Agreement, neither Party has relied on any term, condition, promise, or representation other than those expressed in this Agreement. This Agreement may be amended or modified only by an agreement in writing, signed by both Parties. If any provision of this Agreement is determined to be invalid or otherwise unenforceable, then that invalidity or unenforceability will not affect any other provision of this Agreement, which will continue and remain in full force and effect.

14.    Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling. It is intended that any amounts payable under this Agreement will be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulations relating thereto, and this Agreement shall be interpreted and construed accordingly; provided, however, that the Company and its subsidiaries and affiliates shall not be responsible for any taxes, penalties, interest or other losses or expenses incurred by Executive due to any failure to comply with Section 409A of the Code. Each payment under this Agreement as a result of the separation of Executive’s service shall be considered a separate payment for purposes of Section 409A of the Code. To the extent any reimbursement provided under this Agreement is deferred compensation subject to Section 409A of the Code (i) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other taxable year; (ii) the reimbursement of an eligible expense must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement is not subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary herein, if (i) on the date of Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) for all purposes of this Agreement, including the payment of any severance payments which are deferred compensation for purposes of Section 409A of the Code)), Executive is deemed to be a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company, as determined in accordance with the Company’s “specified employee” determination procedures, and (ii) any payments to be provided to the Executive pursuant to this Agreement which constitute “deferred compensation” for purposes of Section 409A are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A if provided at the time otherwise required under this Agreement, then such payments shall be delayed until the date that is six (6) months after the date of Executive’s “separation from service” or, if sooner, the date of Executive’s death. Any payments delayed pursuant to this Section 14 shall be made in a lump sum on the first day of the seventh month following Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) or, if sooner, the date of Executive’s death.
15.    Headings. The headings used herein are for the convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions of this Agreement.
16.    Plain Meaning and Drafting. This Agreement shall be interpreted in accordance with the plain meaning of its terms. Although the initial draft of this Agreement has been drafted by counsel for the Company, the parties hereto agree that this Agreement cannot be construed in favor of or against any of the Parties to this Agreement. The Parties hereto agree that they have had the opportunity to consult with counsel of their choosing with respect to the terms of this Agreement.
17.    Counterparts; Electronic Signatures. This Agreement may be executed by facsimile and/or electronic signature in two or more counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. Facsimile and electronic signatures shall, for all purposes, be treated as originals.
18.    Injunctive Relief. Executive acknowledges and agrees that the Company would be damaged irreparably in the event any of the provisions of this Agreement is not performed in accordance with its specific terms, and that any breach of this Agreement could not be adequately compensated by monetary damages. Accordingly, the Executive agrees that, in addition to any other right or remedy to which the Company may be entitled, at law or in equity, the Company will be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of the provisions of this Agreement, without posting any bond or other undertaking.
19.    Capitalized Terms. Any capitalized terms not defined herein shall be defined as set forth in the Severance Agreement.

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IN WITNESS WHEREOF, each of the Parties has executed and delivered this Agreement to be effective as of the Release Effective Date.
BY SIGNING THIS AGREEMENT, EXECUTIVE STATES THAT: HE HAS READ IT; HE UNDERSTANDS IT AND KNOWS THAT HE IS GIVING UP IMPORTANT RIGHTS; HE AGREES TO ALL THE TERMS CONTAINED WITHIN THE AGREEMENT; HE IS AWARE OF HIS RIGHTS TO CONSULT WITH AN ATTORNEY BEFORE SIGNING IT; HE HAS CONSULTED WITH HIS ATTORNEY BEFORE SIGNING IT; AND HE HAS SIGNED IT KNOWINGLY AND VOLUNTARILY.

EXECUTIVE:

/s/ Barry A. Ruffalo
BARRY A. RUFFALO

COMPANY:

ASTEC INDUSTRIES, INC.

By:	/s/ William D. Gehl
Name:	William D. Gehl
Its:	Chairman of the Board

Schedule 1
Treatment of Outstanding Equity Awards

Restricted Stock Units (RSUs)
(i)    February 2020 RSUs: 527 unvested RSUs, equal to a pro-rated portion of the outstanding RSUs granted to Executive on February 28, 2020 shall become fully vested and nonforfeitable as of the Separation Date;
(ii)    March 2020 RSUs: 5,403 unvested RSUs, equal to a pro-rated portion of the outstanding RSUs granted to Executive on March 16, 2020 (the “March 2020 Grant Date”) shall become fully vested and nonforfeitable as of the Separation Date;
(iii)    April 2021 RSUs: 3,164 unvested RSUs, equal to a pro-rated portion of the outstanding RSUs granted to Executive on April 30, 2021 (the “2021 Grant Date”) shall become fully vested and nonforfeitable as of the Separation Date;
(iv)    February 2022 RSUs: 7,145 unvested RSUs, equal to a pro-rated portion of the outstanding RSUs granted to Executive on February 28, 2022 shall become fully vested and nonforfeitable as of the Separation Date;
Performance-Vesting Restricted Stock Units (PSUs)

(v)    March 2020 PSUs (Invested Capital): 3,250 unvested PSUs, equal to a pro-rated portion of the target number of PSUs granted to Executive on the March 2020 Grant Date shall become vested and payable within the sixty (60) day period following the Separation Date;
(vi)    March 2020 PSUs (Relative Total Shareholder Return (TSR)): 3,250 unvested PSUs, equal to a pro-rated portion of the target number of PSUs granted to Executive on the March 2020 Grant Date shall become vested and payable within the sixty (60) day period following the Separation Date;
(vii)    April 2021 PSUs (Invested Capital): 4,529 unvested PSUs, equal to a pro-rated portion of the target number of PSUs granted to Executive on the 2021 Grant Date shall become vested and payable within the sixty (60) day period following the Separation Date;
(viii)    April 2021 PSUs (Relative TSR): 4,528 unvested PSUs, equal to a pro-rated portion of the target number of PSUs granted to the Executive on the 2021 Grant Date shall become vested and payable within the sixty (60) day period following the Separation Date;
(ix)    February 2022 PSUs (Invested Capital): 4,239 unvested PSUs, equal to a pro-rated portion of the target number of PSUs granted to Executive on February 28, 2022 (the “February 2022 Grant Date”) shall become vested and payable within the sixty (60) day period following the Separation Date; and
(x)    February 2022 PSUs (Relative TSR): 4,238 unvested PSUs, equal to a pro-rated portion of the target number of PSUs granted to Executive on the February 2022 Grant Date shall become vested and payable within the sixty (60) day period following the Separation Date.
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